Xerium Reports Q4 and Full Year 2017 Results

Youngsville, NC - (BUSINESS WIRE) – February 28, 2018 - Xerium Technologies, Inc. (NYSE:XRM):

Fourth Quarter Highlights

•	Q4 2017 net sales of $122.4 million compared to $113.2 million in 2016, an increase of 8% (see Table 1).

•	Q4 2017 operating income of $9.6 million, compared to $8.8 million in 2016, an increase of 8%.

•	Q4 2017 net loss of $(9.6) million compared to Q4 2016 net loss of $(8.9) million.
Q4 2017 adjusted EBITDA of $22.7 million, compared to $20.4 million in 2016, an increase of 11% (see Table 3 and Table 5 and “Non-GAAP Financial Measures” below).

•
Q4 2017 GAAP operating cash flow of $25.8 million, capital expenditures of $(1.8) million and proceeds on asset sales of $1.8 million resulted in free cash flow of $25.8 million (see Table 6 and “Non-GAAP Financial Measures” below).

•
Total debt at December 31, 2017 was $508.9 million compared to $523.8 million at September 30, 2017. Net debt declined to $504.7 million, or 5.0x adjusted EBITDA at December 31, 2017 from $527.9 million, or 5.4x adjusted EBITDA at the end of Q3 2017. (see Table 7 and “Non-GAAP Financial Measures” below).

Full Year Highlights

•	Full year 2017 net sales of $481.0 million compared to $471.3 million in 2016, an increase of 2% (see Table 2).

•	Full year 2017 operating income of $54.8 million compared to $46.1 million in 2016, an increase of 19%.

•
Full year 2017 net loss of $(14.6) million improved over the 2016 full year loss of $(21.6) million. Full year 2017 adjusted EBITDA of $100.2 million compared to $95.3 million in 2016, an increase of 5% (see Table 4 and Table 5 and “Non-GAAP Financial Measures” below).

•
Full year 2017 GAAP operating cash flow of $24.7 million, capital expenditures of $(13.0) million and proceeds on asset sales of $2.5 million resulted in free cash flow of $14.2 million (see Table 6 and “Non-GAAP Financial Measures” below).

Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today reported fourth quarter and full year 2017 financial results.

Mark Staton, President and Chief Executive Officer said, “2017 was a solid year of improvement in operating results, driven by market success of our growth initiatives and supported by improved end-market stability. Higher sales combined with greater organizational focus and improved execution enabled full-year adjusted EBITDA growth of 5%. Discipline and focus also led to impressive fourth quarter free cash generation in excess of $25 million.”

Staton continued, “Looking to the year ahead, we see a continuation of the improved end-market environment, which coupled with lower cash restructuring and global cash tax requirements positions the company to meaningfully execute on its debt reduction plans in 2018.”

Quarterly Consolidated Results

Q4 net sales were $122.4 million, an increase of 5.0% year-over-year on a constant currency basis. The increase was largely due to a 14.0% increase in roll sales related primarily to stronger volumes in North America and Europe. Q4 machine clothing sales were down 0.8%, at constant currency rates, as negative product and customer mix was partially offset by improved sales volume. Order backlogs are down 2% to $168.6 million from Q4 2016 but up 1% from Q3 2017. Table 1 summarizes Q4 net sales and the effect of currency translation rates.

Q4 2017 gross profit was $44.1 million, or 36.1% of net sales, compared to $41.9 million, or 37.1% of net sales, in Q4 2016. Rolls and service gross margin increased to 33.5% in Q4 2017, from a gross margin of 31.4% in Q4 2016. The increase was primarily due to production efficiencies in North America. Machine clothing gross margin declined to 37.9% in Q4 2017 from 40.6% in Q4 2016. The decline in machine clothing gross margin was primarily due to unfavorable product and customer mix and negative overhead absorption as inventory levels were reduced from a temporary build up earlier in the year.

SG&A expenses (including Selling, G&A and R&D expenses) were $30.2 million, or 24.6% of net sales, in Q4 2017, versus $30.9 million, or 27.3% of net sales, in Q4 2016. The decrease in SG&A expenses was primarily attributable to savings achieved through the Company’s cost-out initiatives.

Q4 2017 basic loss per share was $(0.58) versus Q4 2016 of $(0.55), due to higher restructuring costs and tax expense, partially offset by improved operating performance.

GAAP operating income in Q4 2017 was $9.6 million, or 7.8% of net sales, an increase of 8.5% compared to Q4 2016 operating income of $8.8 million, or 7.8% of net sales. Q4 2017 adjusted EBITDA improved 11.3% to $22.7 million, or 18.6% of net sales, compared to $20.4 million, or 18.0% of net sales in 2016. In addition to interest, taxes, depreciation and amortization, adjusted EBITDA excludes expenses related to the Company’s restructuring activities, plant start-up costs, stock based compensation, unrealized foreign currency gains and losses and certain non-recurring expenses. For a full reconciliation, refer to Table 5.

Cash taxes were $1.2 million in Q4 2017. Full year 2017 cash taxes were $9.7 million. Cash taxes are primarily impacted by income the Company earns in tax-paying jurisdictions relative to income it earns in non-tax-paying jurisdictions, primarily the United States. The Company expects the Tax Cuts and Jobs Act, which was enacted at the end of 2017, to be cash neutral in 2017. Going forward, while the benefit of corporate interest deductions will be limited, the Company will begin to utilize its historic U.S. net operating loss carryforwards and the effects will remain cash neutral into the mid-2020s.

The Company generated GAAP operating cash flow of $25.8 million and free cash flow of $25.8 million during Q4 2017. Net debt was $504.7 million at the end of Q4 2017 compared to $527.9 million at the end of Q3 2017 (see Table 7 for a reconciliation to total debt). The Company's net debt leverage ratio decreased from 5.4x at the end of Q3 2017 to 5.0x at December 31, 2017. The Company plans to utilize its free cash flow to pay down debt and de-lever over the remainder of its debt maturities.

2018 Outlook

The Company will discuss the current industry outlook, as well as company specific factors that will drive its expected 2018 results on its live conference call, which will be available for replay at www.xerium.com/investor-relations.

CONFERENCE CALL

The Company plans to hold a conference call this evening:

Date: February 28, 2018
Start Time: 5:00 p.m. Eastern Time
Domestic Dial-In: +1-844-818-4921
International Dial-In: +1-484-880-4582
Conference ID: 1394069
Webcast: www.xerium.com/investor-relations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company's website at www.xerium.com. To follow along with the presentation that will accompany the Company's conference call, please join the webcast by going to www.xerium.com/investor-relations. Click on the webcast link appearing above our conference call details, then click on the link appearing below "Webcast Presentation" on the following page. You may also click here and you will be taken directly to the webcast registration page.

ABOUT XERIUM TECHNOLOGIES, INC.

Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names, and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,850 employees.

Xerium Technologies, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$17,253	$12,808
Accounts receivable, net	76,633	68,667
Inventories, net	74,725	70,822
Prepaid expenses	11,335	6,325
Other current assets	15,316	15,784
Total current assets	195,262	174,406
Property and equipment, net	282,378	284,101
Goodwill	64,783	56,783
Intangible assets	5,965	7,330
Non-current deferred tax asset	10,103	10,737
Other assets	9,358	8,556
Total assets	$567,849	$541,913

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable	$8,398	$7,328
Accounts payable	39,856	36,158
Accrued expenses	64,155	64,532
Current maturities of long-term debt	10,614	8,600
Total current liabilities	123,023	116,618
Long-term debt, net of current maturities and deferred financing costs	473,904	472,923
Liabilities under capital lease	15,952	19,236
Non-current deferred tax liability	12,897	7,157
Pension, other post-retirement and post-employment obligations	69,205	65,026
Other long-term liabilities	9,334	7,858
Stockholders' deficit
Preferred stock	-	-
Common stock	16	16
Paid-in capital	432,489	430,823
Accumulated deficit	(457,712)	(443,066)
Accumulated other comprehensive loss	(111,259)	(134,678)
Total stockholders' deficit	(136,466)	(146,905)
Total liabilities and stockholders' deficit	$567,849	$541,913

Xerium Technologies, Inc.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$122,392	$113,188	$481,048	$471,317
Costs and expenses:
Cost of products sold	78,261	71,247	296,199	293,842
Selling	15,576	15,538	62,850	62,810
General and administrative	13,032	13,486	52,752	51,063
Research and development	1,558	1,829	6,581	7,100
Restructuring	4,386	2,259	7,884	10,362
	112,813	104,359	426,266	425,177
Income from operations	9,579	8,829	54,782	46,140
Interest expense, net	(13,184)	(12,940)	(52,815)	(46,155)
Loss on debt extinguishment	—	(202)	(32)	(11,938)
Foreign exchange (loss) gain	(627)	94	(2,942)	(383)
Loss before provision for income taxes	(4,232)	(4,219)	(1,007)	(12,336)
Provision for income taxes	(5,318)	(4,725)	(13,639)	(9,282)
Net loss	$(9,550)	$(8,944)	$(14,646)	$(21,618)
Comprehensive (loss) income	$(11,803)	$(37,497)	$8,773	$(34,604)
Net loss per share:
Basic	$(0.58)	$(0.55)	$(0.90)	$(1.35)
Diluted	$(0.58)	$(0.55)	$(0.90)	$(1.35)
Shares used in computing net loss per share:
Basic	16,367,988	16,127,451	16,282,536	15,994,467
Diluted	16,367,988	16,127,451	16,282,536	15,994,467

Xerium Technologies, Inc.
Consolidated Statement of Cash Flows
(Dollars in thousands)
	Year Ended December 31,

	2017	2016
Operating activities
Net loss	$(14,646)	$(21,618)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	2,518	2,612
Depreciation	31,740	32,115
Amortization of intangibles	1,365	841
Deferred financing cost amortization	3,634	3,063
Foreign exchange loss (gain) on revaluation of debt	1,135	(3,267)
Deferred taxes	8,516	219
Asset impairment	107	-
Loss on disposition of property and equipment	136	50
Pension settlement loss	921	-
Loss on extinguishment of debt	32	11,938
Provision for doubtful accounts	574	275
Change in assets and liabilities which (used) provided cash:
Accounts receivable	(4,424)	1,677
Inventories	1,477	3,746
Prepaid expenses	(4,941)	332
Other current assets	656	(1,284)
Accounts payable and accrued expenses	(737)	4,504
Deferred and other long-term liabilities and assets	(3,348)	1,306
Net cash provided by operating activities	24,715	36,509

Investing activities
Capital expenditures	(13,033)	(13,706)
Proceeds from disposals of property and equipment	2,496	117
Acquisition costs	(1,199)	(16,225)
Net cash used in investing activities	(11,736)	(29,814)

Financing activities
Proceeds from borrowings	108,889	565,553
Net increase in notes payable	-	1,121
Principal payments on debt	(109,587)	(539,711)
Payment of financing fees	(367)	(23,496)
Payment of obligations under capital leases	(5,985)	(3,950)
Employee taxes paid on equity awards	(852)	(1,843)
Net cash used in financing activities	(7,902)	(2,326)
Effect of exchange rate changes on cash flows	(632)	(1,400)
Net increase in cash	4,445	2,969
Cash and cash equivalents at beginning of year	12,808	9,839
Cash and cash equivalents at end of year	$17,253	$12,808

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company's financial results as reported under generally accepted accounting principles ("GAAP"). Management of the Company uses supplementary non-GAAP measures, including EBITDA, free cash flow, net debt and adjusted EBITDA, internally to assist in evaluating its liquidity and financial and operational performance. Therefore, the Company believes these non-GAAP measures may also be useful to investors and financial analysts. EBITDA and free cash flow are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Net debt presents a view of the overall change in leverage from quarter to quarter. Adjusted EBITDA excludes certain items the Company does not believe to be indicative of on-going business trends in order to better analyze historical and future business trends on a consistent basis. EBITDA, free cash flow, net debt and adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash (used in) provided by operating activities or total debt.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the applicable tables within this press release. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 28, 2018 and our presentation that will accompany our conference call this evening.

NET SALES

Table 1 and Table 2 summarize Q4 and full year 2017 net sales and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q4 and full year 2017 net sales at Q4 and full year 2016 FX rates (in US dollars) less Q4 and full year 2016 reported net sales.

Table 1
	Net Sales For The Three Months Ended				(Dollars in thousands)
	December 31,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$51,656	$44,004	$7,652	17.4%	$6,149	14.0%
Machine Clothing	70,736	69,184	1,552	2.2%	(528)	(0.8)%
Total	$122,392	$113,188	$9,204	8.1%	$5,621	5.0%

Table 2
	Net Sales For The Year Ended				(Dollars in thousands)
	December 31,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$192,779	$184,944	$7,835	4.2%	$7,000	3.8%
Machine Clothing	288,269	286,373	1,896	0.7%	945	0.3%
Total	$481,048	$471,317	$9,731	2.1%	$7,945	1.7%

ADJUSTED EBITDA

Table 3 and Table 4 summarize Q4 and full year 2017 adjusted EBITDA and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q4 and full year 2017 adjusted EBITDA at Q4 and full year 2016 FX rates (in US dollars) less Q4 and full year 2016 reported adjusted EBITDA.

Table 3
	Adjusted EBITDA For the Three Months Ended				(Dollars in thousands)
	December 31,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$10,723	$7,847	$2,876	36.7%	$2,463	31.4%
Machine Clothing	17,044	17,813	(769)	(4.3)%	(858)	(4.8)%
Corporate	(5,044)	(5,245)	201	3.8%	445	8.5%
Total	$22,723	$20,415	$2,308	11.3%	$2,050	10.0%

Table 4
	Adjusted EBITDA
	For the Year Ended			(Dollars in thousands)
	December 31,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$40,060	$36,458	$3,602	9.9%	$3,158	8.7%
Machine Clothing	76,600	75,114	1,486	2.0%	3,424	4.6%
Corporate	(16,435)	(16,280)	(155)	(1.0)%	59	0.4%
Total	$100,225	$95,292	$4,933	5.2%	$6,641	7.0%

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.
"Adjusted EBITDA" means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income (loss) for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) unrealized foreign currency losses and (xiv) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income (loss) for such period, (i) unrealized foreign currency gains and (ii) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and xiv (other than, in the case of clause (xiv), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (iii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, adjusted EBITDA, as defined and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income (loss) is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income (loss): (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case and (iv) any cancellation of indebtedness income. Table 5 provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA.

Table 5
(Dollars in thousands)	Q4		Full Year		Trailing Twelve Months Ended September 30, 2017
	2017	2016	2017	2016
Net loss	$(9,550)	$(8,944)	$(14,646)	$(21,618)	$(14,041)
Stock-based compensation	269	489	1,331	2,612	1,551
CEO transition stock-based compensation	—	—	1,187	—	1,187
Depreciation	8,110	7,909	31,740	32,115	31,539
Amortization of other intangibles	555	268	1,365	841	1,078
Deferred financing cost amortization	912	828	3,634	3,063	3,551
Foreign exchange loss (gain) on revaluation of debt	71	(3,310)	1,135	(3,267)	(2,246)
Deferred taxes	3,154	3,285	8,516	219	8,647
Asset impairments	13	—	107	—	94
Pension settlement loss	—	—	921	—	921
Loss (gain) on disposition of property and equipment	263	—	136	50	(127)
Loss on extinguishment of debt	—	202	32	11,938	234
Change in assets and liabilities which provided (used) cash	21,963	13,815	(10,743)	10,556	(18,891)
Net cash provided by operating activities	25,760	14,542	24,715	36,509	13,497
Interest expense, excluding amortization	12,272	12,111	49,181	43,092	49,020
Change in assets and liabilities which (provided) used cash	(21,963)	(13,815)	10,743	(10,556)	18,891
Current portion of income tax expense	2,164	1,440	5,123	9,063	4,399
Stock-based compensation	(269)	(489)	(1,331)	(2,612)	(1,551)
CEO transition stock-based compensation	—	—	(1,187)	—	(1,187)
Pension settlement loss	—	—	(921)	—	(921)
Foreign exchange (loss) gain on revaluation of debt	(71)	3,310	(1,135)	3,267	2,246
Asset Impairment	(13)	—	(107)	—	(94)
(Loss) gain on disposition of property and equipment	(263)	—	(136)	(50)	127
Loss on extinguishment of debt	—	(202)	(32)	(11,938)	(234)
EBITDA	17,617	16,897	84,913	66,775	84,193
Operational restructuring	4,386	2,259	7,884	10,362	5,757
Loss on extinguishment of debt	—	202	32	11,938	234
Other non-recurring (income) expenses	(25)	364	122	1,116	511
CEO transition expenses	9	—	3,063	—	3,054
Stock-based compensation	269	489	1,331	2,612	1,551
Plant startup costs	38	318	721	2,176	1,001
Unrealized foreign exchange loss (gain)	429	(114)	2,159	313	1,616
Adjusted EBITDA	22,723	20,415	100,225	95,292	97,917

FREE CASH FLOW

Table 6 summarizes free cash flow which is defined as net cash provided by operating activities less capital expenditures plus proceeds from disposals of property and equipment.

Table 6
(Dollars in thousands)	Q4		Full Year
	2017	2016	2017	2016

Net cash provided by operating activities	$25,760	$14,542	$24,715	$36,509
Capital expenditures	(1,828)	(4,092)	(13,033)	(13,706)
Proceeds from disposals of property and equipment	1,820	23	2,496	117
Free Cash flow	$25,752	$10,473	$14,178	$22,920

NET DEBT

Table 7 summarizes net debt which is defined as GAAP total debt less cash and deferred financing fees and net debt leverage which is defined as net debt divided by trailing twelve month adjusted EBITDA.

Table 7
(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016

Total debt (including capital leases)	$508,868	$523,787	$508,087
less cash	(17,253)	(9,881)	(12,808)
less deferred financing fees	13,102	14,031	16,436
Net debt	$504,717	$527,937	$511,715
Trailing twelve month adjusted EBITDA	$100,225	$97,917	$95,292
Net debt leverage	5.0	5.4	5.4

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words "will", "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our anticipated cash restructuring and cash tax requirements and debt reduction plans. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) we may not realize the financial performance we are projecting; (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (5) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (6) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (7) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (8) the other risks and uncertainties discussed elsewhere in this press release, our Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 28, 2018 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Source: Xerium Technologies Inc.
Xerium Technologies, Inc.
Cliff Pietrafitta
Chief Financial Officer
Investor relations line: 919-526-1444